Exhibit 99.1

FOR IMMEDIATE RELEASE

January 29, 2026

For more information

Kathryn Shrout Mistich, VP, Investor Relations Manager

504.539.7836 or kathryn.mistich@hancockwhitney.com

Hancock Whitney Increases Quarterly Dividend 11.1%

Company Has Paid an Uninterrupted Quarterly Dividend Since 1967

GULFPORT, Miss. (January 29, 2026) — Hancock Whitney Corporation (Nasdaq: HWC) today announced that at its January meeting, the company’s board of directors approved a regular first quarter 2026 common stock cash dividend of $0.50 per common share, an increase of $0.05 per common share, or 11.1%.

The first quarter common stock cash dividend is payable March 16, 2026 to shareholders of record as of March 5, 2026.

About Hancock Whitney

Since the late 1800s, Hancock Whitney has embodied core values of Honor & Integrity, Strength & Stability, Commitment to Service, Teamwork, and Personal Responsibility. Hancock Whitney offices and financial centers in Mississippi, Alabama, Florida, Louisiana, and Texas offer comprehensive financial products and services, including traditional and online banking; commercial and small business banking; private banking; trust and investment services; healthcare banking; and mortgage services. The company also operates combined loan and deposit production offices in the greater metropolitan areas of Nashville, Tennessee, and Atlanta, Georgia. More information is available at www.hancockwhitney.com.

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